Exhibit 10.6
CONTRACT MANUFACTURING AGREEMENT
dated as of [●], 2023
by and
between
[SUPPLIER]
and
[RECIPIENT]

CONTRACT MANUFACTURING AGREEMENT
PARTIES
This Contract Manufacturing Agreement (the Agreement) is dated as of [●] (the Effective Date) and entered between:
(1)[●] (the Supplier) and
(2)[●] (the Recipient)
(each, a Party, and together, the Parties)
WHEREAS:
(A)BorgWarner Inc. and PHINIA Inc. have entered into a Separation and Distribution Agreement dated as of [●], 2023 (the Separation and Distribution Agreement) which governs the principal transactions required to effect the spin-off of the SpinCo Business (as defined in the Separation and Distribution Agreement) into PHINIA Inc., and provides for certain other agreements that will govern certain matters relating to such spin-off and the relationship of BorgWarner Inc., PHINIA Inc and their respective subsidiaries following such spin-off.
(B)As part of the transactions contemplated by the Separation and Distribution Agreement, legal ownership of certain production equipment and tooling currently located in the Supplier’s production site at [●] (the Production Site) and exclusively used in the production of the Products (as defined below), as further described and listed in [●] (the Dedicated Production Equipment) has transferred to the Recipient.
(C)To allow the Recipient to prepare the re-location of the Dedicated Production Equipment to its own production sites and reduce production transfers during active end customer programs, the Supplier has agreed to continue to operate such Dedicated Production Equipment at the Production Site and manufacture and supply the Products for the Recipient during an interim period after the Effective Date.
(D)In connection with the transactions contemplated by the Separation and Distribution Agreement, the Supplier and the Recipient wish to enter into this Agreement to establish a framework for the supply of Products (as defined below) by the Supplier to the Recipient, subject to the terms and conditions of this Agreement.
THEREFORE, THE PARTIES AGREE AS FOLLOWS:
ARTICLE I
DEFINITIONS, INTERPRETATION, HIERARCHY
Section 1.01For the purpose of this Agreement, the terms listed in this Article I, when used in their capitalized form in this Agreement, shall have the meaning set forth below. Unless expressly provided otherwise herein, all capitalized terms not specifically defined in this Agreement have the meaning ascribed to them in the Separation and Distribution Agreement.

Section 1.02In this Agreement:
Affected Party has the meaning given in Section 19.02;
Agreement has the meaning given in the introductory sentence;
Bank-Built Plan has the meaning given in Section 18.03;
Binding Period has the meaning given in Section 6.03;
Business Day means a day other than a Saturday, Sunday or public holiday in [●] when banks in [●] are open for business;
CMA Employees means all employees of the Supplier (or its subcontractors) who operate the Dedicated Production Equipment or perform any other activities in connection with manufacture and Delivery of Products or any other obligation of the Supplier under this Agreement;
Compliant Delivery Schedule has the meaning given in Section 6.01;
Confidential Information of a Party means all information of a confidential nature of that Party, including any information relating to that Party’s Intellectual Property Rights, products, software, operations, processes, technical methods, plans, documentation, market opportunities or business affairs (including all information of a financial nature), and including the terms of this Agreement (which shall constitute Confidential Information of either Party);
Dedicated Production Equipment has the meaning given in Recital (B);
Defect means in respect of a Product, any manufacturing-related non-conformance with the requirements set out in Section 3.06(b), Section 3.06(c), Section 3.06(d) and Section 3.06(e) upon Delivery, and Defective shall have a corresponding meaning;
Delivery means a delivery of Products from the Supplier to the Recipient or its designated carrier in accordance with the Delivery Terms, and Deliver and Delivered have corresponding meanings;
Delivery Terms has the meaning given in Section 6.06;
Disclosing Party has the meaning given in Section 16.01;
Dispute has the meaning given in Section 22.11(b);
Dispute Notice has the meaning given in Section 22.11(b);
Effective Date has the meaning given in the introductory sentence;
EOP means, in respect of a Product, end of serial production according to the agreements between the Recipient and its end customers as amended from time to time at the sole discretion of the Recipient (including any lifetime extensions);
Firm Orders has the meaning given in Section 6.03;

Force Majeure Event has the meaning given in Section 19.01;
Intellectual Property Rights means collectively, (i) patents, utility models and all applications, issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof; (ii) all marks, names, trade dress, whether registered or unregistered, and all issuances, extensions, and renewals thereof, together with the goodwill of the business connected with the use of, and symbolized by the foregoing; (iii) copyright registrations and applications for registration, and all applications, issuances, extensions, and renewals thereof, including any unregistered copyrights in and to all works based upon, derived from, or incorporating such copyrights; (iv) trade secrets and proprietary confidential information; (v) domain names; and (vi) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages;
Lead Time means, for each Product, the total lead time required for the Supplier to manufacture and supply the Product (including procurement of components), as indicated per Product in Schedule 1;
Line Transfer means, for each Product, the completion of the transfer of the respective Dedicated Production Equipment out of the Production Site; an indicative Line Transfer timeline (as per planning on the Effective Date) is attached hereto in Schedule 6;
Mandatory Changes has the meaning given in Section 4.01;
Manufacturing Lead Time means, for each Product, the minimum number of days between receipt of a Firm Order (assuming availability of components) and earliest date of Delivery, as indicated per Product in Schedule 1;
Minimum Order Quantities means, for each Product, the volume of that Product set out in the ‘MOQ’ column in Schedule 1 or as otherwise agreed by the Parties in writing during the applicable Product Term; in respect of Product supplies after EOP, minimum order quantities shall be agreed between the Supplier and the Recipient in good faith, provided that any such amount shall not be higher than the amounts set out in the first three (3) months of the applicable delivery schedules;
Negotiation Period has the meaning given in Section 22.11(b);
Party and Parties has the meaning given in the introductory sentence;
Permitted Users has the meaning given in Section 16.02;
Production Site has the meaning given in Recital (B);
Products has the meaning given in Section 3.01;
Product Improvements has the meaning given in Section 14.01;

Product Term means, on a Product-by-Product basis, the term during which a Product shall be manufactured and supplied by the Supplier for Recipient according to this Agreement, as further set out in Section 17.02;
Purchase Price has the meaning given in Section 10.01;
Receiving Party has the meaning given in Section 16.01;
Recipient has the meaning given in the introductory sentence;
Sales Tax has the meaning given in Section 12.01;
Separation and Distribution Agreement has the meaning given in Recital (A);
Standard Cost means material, labor and overhead costs incurred by the Supplier in the manufacture and Delivery of the Products (in accordance with the scope of manufacturing services set out in Section 3.02), consistent with past practice as reflected in the SAP systems of the Supplier, but adjusted for depreciation to reflect that legal title in Dedicated Production Equipment transfers to the Recipient as of the Effective Date;
Specifications means the specifications of each Product as set out by the Recipient in the drawings and reference specifications for the relevant part number of each Product;
Supplier has the meaning given in the introductory sentence;
Term has the meaning given in Section 17.01;
Third Party means any Person other than the Supplier, the Recipient or any of the Supplier’s or the Recipient’s Affiliates;
Third-Party Supplier means a Third Party supplying any raw materials and commodities used in the manufacture of Products;
Volume Baseline has the meaning given in Section 5.02;
Working Hours means 9.00am to 5.00pm in the relevant location on a Business Day.
Section 1.01In this Agreement, unless the context requires otherwise:
(a)(i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “USD” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented, modified and in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder;

(b)the table of contents, Articles, titles and headings to Articles, Sections and Paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, or “Schedules” are intended to refer to Articles or Sections of this Agreement and Schedules to this Agreement. Schedules shall form part of this Agreement and any reference to this Agreement shall include the Schedules, unless reference is specifically made to a Schedule or the front-end of this Agreement, respectively; and
(c)in case of conflicts, the front-end of this Agreement shall prevail over its Schedules, unless otherwise stipulated in the front-end of this Agreement.
ARTICLE II
DEDICATED PRODUCTION EQUIPMENT
Section 2.01During the Term, the Recipient shall make the Dedicated Production Equipment available to the Supplier free of charge. The Supplier shall use the Dedicated Production Equipment solely for the manufacture of Products in accordance with the terms of this Agreement and shall at all times keep such tooling and equipment separate from other property and have it at all times clearly marked as Recipient’s property.
Section 2.02The Supplier shall use, maintain and handle the Dedicated Production Equipment substantially with the same standard of care that the Supplier applies to its own equipment (including by purchasing and managing any required spare parts). The Supplier shall obtain and maintain for the Term appropriate insurance coverage for the Dedicated Production Equipment.
Section 2.03Any costs of maintenance and repair that arise in the ordinary course of business (meaning maintenance and repair cost to the extent they do not exceed in aggregate (per year) 0.37 percent (0.37%) of Product revenues made during the year before the Effective Date) shall be included in the Purchase Prices. Any costs of extraordinary repair and maintenance (meaning maintenance and repair cost to the extent they exceed in aggregate (per year) 0.37 percent (0.37%) of Product revenues made during the year before the Effective Date) as well as refurbishment, replacement and lifetime extension of any Dedicated Production Equipment (meaning costs that would be capitalized according to US GAAP) shall be borne and compensated separately by the Recipient. Any single maintenance or repair event costing more than USD thirty thousand (USD 30,000) shall be notified to the Recipient in advance of repair and shall immediately be chargeable back to the Recipient and shall not be deemed to count towards the aggregate maintenance and repair cost calculation.
Section 2.04Any costs payable by the Supplier to sub-suppliers for refurbishment, replacement or lifetime extension of tools used, maintained and handled by sub-suppliers exclusively for the Products shall be re-charged to the Recipient.
Section 2.05Schedule 5 to this Agreement conclusively identifies certain “slow-moving” inventory. Such “slow-moving” inventory shall be written off at the Recipient’s expense or transferred to the Recipient after the termination or expiration of this Agreement, as indicated per each part number of “slow-moving” inventory in Schedule 5.

ARTICLE III
MANUFACTURE AND SUPPLY OF PRODUCTS
Section 3.01Subject to and in accordance with the terms and conditions of this Agreement, during the applicable Product Term, the Supplier shall manufacture and supply to the Recipient the products specified in Schedule 1 (the Products).
Section 3.02The manufacturing services to be provided by the Supplier in respect of the Products shall include:
(a)sourcing of raw materials from Third-Party Suppliers; provided that: (i) during the Product Term, the Supplier shall hold and retain all relevant contracts with Third-Party Suppliers in its own name, (ii) upon termination of the Product Term, the Supplier shall on the Recipient’s request support the Recipient in the transition of such contracts to the Recipient; and (iii) the Parties shall comply with the further allocation of responsibilities regarding Third-Party Supplier management set out in Schedule 3;
(b)inbound logistics;
(c)material control (including inventory ownership, incoming inspections, material flow in facility, material storage and replenishment);
(d)analysis of zero kilometer and warranty returns;
(e)reworking and containment (including for the avoidance of doubt in relation to any inventories of Products not (yet) Delivered to end customers, and including any required sorting and re-packaging), provided that the Supplier shall not be responsible for any reworking or containment in respect of any deterioration of any Product which occurs after it has been held in storage by the Recipient for more than eight (8) months after Delivery; Supplier shall provide Recipient with sufficient documentation for any reworking and containment measures taken;
(f)packaging/labelling (at Recipient’s instruction); and
(g)warehousing and Delivery until Products are offloaded at agreed warehouse location.
Section 3.03The manufacturing services to be provided by the Supplier in respect of the Products shall exclude:
(a)any product design services;
(b)product development and engineering at production line (which may however be performed under a separate transitional services agreement against separate service fees);
(c)PV and DV testing; and
(d)any direct interaction with end customers in connection with warranty returns (it being clarified that this shall not release the Supplier from any obligation to indemnify the Recipient for costs incurred in such direct interactions to the extent resulting from Defects in accordance with and subject to the further provisions and limitations set out in this Agreement).
Section 3.04The scope of Products identified in Schedule 1 may be amended from time to time to include additional products upon:
(a)mutual agreement of the Parties, or
(b)the Recipient’s request to include a product that is, on the Effective Date, foreseen to be launched and sourced from the Supplier according to existing long-range business plans of the Recipient and is explicitly set out in Schedule 2.
Section 3.01Upon request of the Recipient, the Supplier shall reasonably support the Recipient in connection with new product launches including by:
(a)prototype making or other development support which will be chargeable based on the Standard Cost for any standard components used with a charge of USD forty (USD 40) per hour for any additional activities required. Any related sub-supplier costs shall be chargeable to the Recipient. All prototype activity will be subject to a mark-up of fifteen percent (15%); or
(b)quotation preparation and providing required information and documents (at the Supplier’s own cost).
Section 3.01The Supplier shall manufacture and supply the Products in accordance with:
(a)Firm Orders;
(b)the Specifications;
(c)the (further) requirements of the Recipient’s end customers according to relevant end customer contracts as of the Effective Date, provided that any changes or amendments of these requirements after the Effective Date shall be implemented according to the change process set out in Article IV;
(d)any additional policies as and if agreed which may be made available by the Recipient to the Supplier from time to time; and
(e)applicable Law relevant to the manufacture of the Products at the Production Site.
Section 3.01The Parties agree to use their best efforts to keep any changes to operational processes during the Term to a minimum.
Section 3.08For the avoidance of doubt, the contractual relationship with end customers shall only be vested in the Recipient.

ARTICLE IV
CHANGES TO PRODUCTS
Section 4.01With respect to changes to the Products, the following shall apply:
(a)Either Party shall be entitled to propose changes to the Products (including their Specifications, design, manufacturing process or manufacturing site) by written notice to the other Party setting out full details of such proposed changes (including any expected impact on the Purchase Price). Any such change request shall only be implemented upon the other Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed – in particular in case of change requests originating from the Recipient’s end customers), except that the Supplier shall be entitled to implement any changes without the Recipient’s consent which are required to comply with applicable Law relevant to the manufacture of the Products at the relevant manufacturing site (Mandatory Changes). The Parties acknowledge that the Recipient may have to conduct testing to ensure that the performance of a Product under changed Specifications meets all applicable requirements before giving its consent to a change request.
(b)The Recipient shall bear the one-off costs arising in connection with the implementation of any Mandatory Change. For any other change, the one-off costs arising in connection with the implementation of such change shall be borne by the Party requesting the change. The Parties shall use commercially reasonable efforts to avoid or mitigate such one-off costs when implementing the relevant change. To the extent that one Party may charge one-off costs to the other Party according to this Section 4.01(b), these shall be calculated on a cost plus ten percent (10%) basis.
(c)Upon implementation of a change, the Purchase Price for the relevant Product shall be adjusted to reflect any increase or decrease of the Supplier’s Standard Costs resulting from the change.
(d)Changes to Products agreed under this Section 4.01 shall be documented and reflected in Schedule 1 and, where applicable, the Specifications of that Product.
ARTICLE V
CAPACITIES AND VOLUME BASELINE
Section 5.01Unless otherwise required under the Bank-Built Plan or agreed between the Parties, the Supplier’s obligation to manufacture Products shall be limited to the installed capacity of the Dedicated Production Equipment on the Effective Date. Any investment in additional capacity shall require mutual agreement between the Parties based on a good faith open book quote of the Supplier, which shall ensure consistent profit levels for both Parties, subject to applicable antitrust Laws.
Section 5.02The Recipient has already before the Effective Date provided the Supplier with a non-binding forecast of its Product requirements (including any bank-built volumes in accordance with the Bank-Built Plan) (the Volume Baseline) for the period starting on the Effective Date and ending on 31 December 2023. The Recipient shall provide the Supplier with the Volume Baseline for the calendar year 2024 latest until 30 November 2023. Each Volume Baseline shall be broken down by calendar quarter. The Supplier shall reasonably support the

Recipient in the preparation of any Volume Baseline (including by making available relevant data as available in the Production Site).
ARTICLE VI
DELIVERY SCHEDULES AND DELIVERY
Section 6.01The Recipient shall issue delivery schedules setting out its demand of Products on a rolling basis to the Supplier which shall:
(a)cover (i) a period of twelve (12) months for Products with Lead Times shorter or equal to twelve (12) months or (ii) for Products with Lead Times longer than twelve (12) months, at least the period of the applicable Lead Time,
(b)be updated on a weekly basis, and
(c)comply with the applicable Lead Times and the Minimum Order Quantities
(each delivery schedule issued in accordance with these requirements a Compliant Delivery Schedules).
Section 6.02The Supplier shall inform the Recipient within seven (7) Business Days after receipt of a Compliant Delivery Schedule whether it accepts or rejects such Compliant Delivery Schedule and any Compliant Delivery Schedule not rejected within such period shall be deemed accepted. The Supplier shall only be entitled to reject a Compliant Delivery Schedule if the Supplier would not be able to fulfill such Compliant Delivery Schedule (in terms of volumes and/or delivery dates) despite using commercially reasonable efforts (taking into account the allocation principles set out in Article VII). If the Supplier rejects a Compliant Delivery Schedule in accordance with the foregoing sentence, it shall (together with its notice of rejection) make a reasonable proposal for modifications of such delivery schedule (in terms of volumes and/or delivery dates) that would make it acceptable. If the Recipient then re-issues a delivery schedule in line with these modifications, such delivery schedule shall be deemed accepted upon receipt by the Supplier. Accepted (and deemed accepted) delivery schedules shall serve as basis for the Supplier’s production capacity planning, and the Supplier shall use its commercially reasonable efforts to fulfill any accepted (and deemed accepted) delivery schedule. Otherwise, accepted (and deemed accepted) delivery schedules shall, except during the Binding Period (as set out below), not be binding for either Party.
Section 6.03The quantities of Products indicated for the first two (2) weeks (if the Products are finished products) in each delivery schedule (the Binding Period) shall be deemed to be binding orders (the Firm Orders) which shall oblige the Supplier to Deliver, and the Recipient to take off and pay for, such quantities of Products, and the quantities of Products in the Binding Period may not be varied in any subsequent delivery schedule unless agreed by the Parties in writing.
Section 6.04Each Firm Order shall, for each Product, comply with the Manufacturing Lead Times and be for not less than the Minimum Order Quantity for that Product. If a Firm

Order is greater than the relevant Minimum Order Quantity, the Firm Order shall be for a multiple of the Minimum Order Quantity.
Section 6.05Deliveries shall be made in the quantities, on the dates, and at the times specified in any accepted (or deemed accepted) delivery schedules issued by the Recipient for the Binding Period. Time and quantity are of the essence with respect to all accepted (or deemed accepted) delivery schedules issued by the Recipient.
Section 6.06Unless otherwise agreed by the Parties, all Products shall be Delivered [FCA (Incoterms 2020) Supplier Cross-Dock Warehouse El Paso] [FCA (Incoterms 2020) Supplier’s plant] (the Delivery Terms).
Section 6.07Risk of loss of, and title to, the Products shall pass to the Recipient upon Delivery according to the Delivery Terms.
Section 6.08If the Supplier fails, for any reason other than due to a Force Majeure Event or the Recipient’s breach of its obligations under this Agreement, to have Products ready for shipment in time to meet any accepted (or deemed accepted) delivery schedules issued by the Recipient when using the method of transportation originally specified or utilized by the Recipient, the Recipient shall have the right, at the Recipient’s discretion, to either arrange for shipment of the Products on its own or require the Supplier to ship the Products, in each case using a premium (more expeditious) method of transportation than originally specified or utilized by the Recipient, and the Supplier shall pay or reimburse the Recipient for any additional cost of such premium shipment.
ARTICLE VII
SHORTAGE OF MATERIALS AND SUPPLIES
If the Supplier becomes aware of shortages of materials or other supplies endangering the supply of Products in the quantities and on the dates specified in any accepted (or deemed accepted) delivery schedule issued by the Recipient due to a Force Majeure Event or other event outside of the Supplier’s reasonable control), the Supplier shall:
(a)inform the Recipient about such circumstances without undue delay; and
(b)notwithstanding any other remedy the Recipient may have under this Agreement, allocate available materials and supplies to the Recipient and its other (internal and external) customers in a non-discriminatory (“fair share”) way according to historic purchasing volumes (or – where historic purchasing volumes are not available – according to allocation principles applicable within BorgWarner group before the Effective Date; and provided that the allocation principles applied to the Recipient at any time under this Article VII shall in no case be less favorable than the allocation principles applied to the relevant part of the [SpinCo Business] / [business of BorgWarner group] before the Effective Date).

ARTICLE VIII
QUALITY
Section 8.01The Supplier shall, at all times during the Term:
(a)maintain its DIN EN ISO 9001:2000, ISO/TS 16949:2002 and ISO 14001 accreditation (or any accreditation under any of their successor standards); and
(b)comply with the requirements of the Product Part Approval Process (PPAP) and the Advanced Product Quality Planning (APQP) published by the Automotive Industry Action Group.
Section 9.01The Recipient may audit the Supplier’s compliance with the quality requirements set out in this Article VIII in accordance with Article XXI.
ARTICLE IX
PRODUCT DEFECTS AND CLAIMS PROCESSING
Section 9.01The Recipient shall inform the Supplier in writing of any Defect as promptly as practicable, but in any event within twenty-eight (28) days after the Recipient has discovered such Defect. If the Recipient does not inform the Supplier of a Defect within such time period, the Recipient shall be precluded from any claims it may have under this Agreement or applicable Law (including applicable product liability Laws and safety Laws) in respect of that Defect.
Section 9.02If a Product is notified under Section 9.01 to be Defective, the Recipient shall, at the Supplier’s option and to the extent possible:
(a)give the Supplier reasonable opportunity to inspect and analyze the relevant Product(s);
(b)on the Supplier’s request, return the relevant Product(s) to the Suppliers; and/or
(c)on the Supplier’s request (with at least twenty-four (24) hours advance notice), grant the Supplier access to the Recipient’s relevant (existing) testing laboratories and equipment [including access to the Recipient’s MTC labs and Saltillo oil leak tests], and provide to the Supplier all information and assistance that it may reasonably require to investigate the matter in good faith in accordance with industry standards. If an inspection or return of the Product is not possible or where it is not appropriate, the root cause investigation will be performed based on available information. The Supplier and the Recipient shall use commercially reasonable efforts to agree as soon as reasonably practicable whether or not the Product is Defective.
Section 9.03If the Supplier and the Recipient agree that the Product is Defective, without limitation to any other remedies or claims the Recipient may have in connection with such Defect, be it under this Agreement or according to any applicable Law, the Supplier shall, in its sole discretion and at its own cost, repair or replace the Defective Products. If the Supplier fails to repair or replace any Defective Products in accordance with this Section 9.03 within reasonable time, the Recipient may request repayment of the Purchase Price.
Section 9.04The terms of this Article IX shall apply mutatis mutandis to any repaired or replacement Products supplied by the Supplier.
ARTICLE X
PURCHASE PRICES
Section 10.01Subject to the adjustments according to Section 10.02, the Recipient shall pay for the Products the prices set forth in Schedule 1 (the Purchase Price). The Parties agree that as of the Effective Date, the Purchase Price for each Product shall be equal to the Standard Costs applicable on the Effective Date plus:
(a)for any Products to be Delivered before 1 July 2024: a mark-up of seven-and-a-half percent (7.5%) of such Standard Costs; and
(b)for any Products to be Delivered on or after 1 July 2024: a mark-up of ten percent (10%) of such Standard Costs; except that such increase of mark-up shall be postponed by any period by which the respective Line Transfers are delayed beyond 1 July 2024 solely to the extent due to (i) any delay or other default of the Supplier under this Agreement (including any delay or default in the manufacture and Delivery of the agreed bank-built volumes), or (ii) any Force Majeure Event or any other external events or circumstances beyond the reasonable control of the Recipient, including any shortage of raw materials or commodities, provided the Parties shall notify each other without undue delay after becoming aware of such events or circumstances and use their commercially reasonable efforts to mitigate the impact of such events or circumstances in order to avoid any delay of Line Transfers beyond 1 July 2024.
Section 10.02The Supplier shall adjust the Purchase Prices payable by the Recipient with effect as of the beginning of each calendar quarter to reflect the following cost variations incurred in the previous calendar quarter (or, if the Purchase Prices had not been adjusted for the previous calendar quarter, since the last adjustment of the Purchase Prices):
(a)any increase or decrease of the prices payable to Third-Party Suppliers for raw materials and commodities used in the manufacture of Products. The Supplier shall use commercially reasonable efforts to avoid or minimize any increase of such prices and shall, in case of any price increase request, handle the initial negotiation rounds with the relevant Third-Party Supplier, including by asserting any reasonable contractual defense against any such request. If the Supplier is not able to defend against a price increase request, and in any case before accepting any price increases, the Supplier shall allow and enable the Recipient to take over control of further negotiations, including by facilitating three-partite meetings with the relevant Third-Party Supplier. In any negotiations with Third-Party Suppliers, the Supplier shall at all times act in accordance with any instructions and guidance given by the Recipient and shall only accept price increases upon the Recipient’s prior approval, provided that the Recipient shall be responsible for any consequences resulting from its instructions and guidance (including from giving or withholding approval for any price increases); and

(b)any increase or decrease of more than five percent (5%) of any other external cost incurred by the Supplier in the manufacture and Delivery of Products (such as logistics costs), provided that the Supplier shall use commercially reasonable efforts to avoid or minimize any such cost increases, provided further (for clarification) that if the five percent (5%) threshold is not exceeded within a single calendar quarter but only cumulatively during multiple subsequent calendar quarters, the Purchase Prices shall be adjusted with effect as of the beginning of the calendar quarter following the exceedance of such threshold.
Section 10.03The Supplier shall provide the Recipient with all relevant documentation and evidence which may support the Recipient in recovering any price increases (in whole or in part) from its end customers.
ARTICLE XI
TERMS OF PAYMENT
Section 11.01The Supplier shall invoice the Purchase Price to the Recipient upon Delivery.
Section 11.02The Recipient shall pay the full amount of each invoice within sixty (60) Business Days of the date of receipt of the invoice.
Section 11.03Payments shall be made in immediately available funds by electronic transfer on the due date for payment without any deduction of transmission fees, bank charges or early payment discounts or rebates (unless otherwise agreed in writing). Receipt of the amount due shall be an effective discharge of the relevant payment obligation.
ARTICLE XII
SALES AND OTHER TAXES
Section 12.01All amounts payable under this Agreement by the Recipient shall be exclusive of any sales, use, value added or other similar tax (Sales Tax) (if any), which shall be paid by the Recipient at the rate and in the manner prescribed by the applicable Sales Tax Laws in addition to and on the conditions of the relevant Purchase Price as set out in Article X. The Supplier shall provide the Recipient with an invoice in accordance with applicable Sales Tax Law; Section 11.02 shall remain unaffected. The Parties shall cooperate with each other in good faith in order to enable each Party to comply with the formal requirements imposed on such Party under applicable Sales Tax Laws. Such cooperation includes, without limitation, that the Parties provide each other with all available information which is reasonably required for the other Party to comply with any reporting obligations under applicable Sales Tax Laws (for example, the filing of Sales Tax declarations and the request of Sales Tax refunds).
Section 12.02All payments of Purchase Prices shall be made free and clear of any deduction or withholding of any kind (including taxes) other than any deduction or withholding required by applicable Law. In case a payment of a Purchase Price under this Agreement is subject to any withholding or deduction prescribed by applicable Law, then such amounts shall be borne by the Recipient, and any payment by the Recipient shall be grossed-up to ensure that the Supplier receives the full Purchase Price without any deduction and withholding. Where a relief, waiver or reduction of the withholding tax is possible in accordance with Law, the

Supplier and the Recipient shall cooperate as far as reasonably practicable to achieve such tax exemption from the competent tax authorities. The Recipient shall provide the Supplier with sufficient proof of the deduction or withholding made, in particular provide certificates or other documents in a manner as prescribed by applicable Law.
Section 12.03Any claims pursuant to Section 12.01 and Section 12.02 shall be time-barred upon expiration of a period of six (6) months after the respective assessment of the tax has become un-appealable and final or – if there has been no tax assessment insofar – the tax has been paid, but if and to the extent an assessment against the other Party is concerned, only at the earliest six (6) months after the former Party has notified the other Party in reasonable details about the existence of such claim.
ARTICLE XIII
COMPLIANCE WITH LAW
Section 13.01The Supplier will comply with applicable Laws in connection with the performance of this Agreement. Upon request by the Recipient, the Supplier shall certify in writing, from time to time, its compliance with applicable Laws. Each Party shall, at the other Party’s request, provide information necessary for the requesting Party to comply with all applicable Laws, including, without limitation, related legal reporting obligations, in the country(ies) of destination.
Section 13.02In the performance of its obligations under this Agreement, the Recipient shall be (as between the Parties) solely responsible to obtain at its cost all necessary permits, consents, registrations and licenses required to enable the Recipient to market and sell the Products to its end customers, including transportation, importation and exportation of the Products to its end customers, distributors and agents.
ARTICLE XIV
INTELLECTUAL PROPERTY RIGHTS
Section 14.01The Supplier acknowledges that, as between the Parties, the Recipient owns or rightfully uses all Intellectual Property Rights relating to the design and manufacture of the Products. Any improvements made to the Products (including their design and manufacture), whether suggested, conceived, developed, invented, or authorized by the Supplier (Product Improvements) are and shall be the sole property of the Recipient, and the Supplier shall assign and hereby assigns to the Recipient, and the Recipient shall accept and hereby accepts such assignment of, all rights, title, and interest in any Intellectual Property Rights in any Product Improvements. Upon the request of the Recipient, the Supplier shall provide any further necessary documentation and do all further acts reasonably requested by the Recipient or necessary to confirm and perfect title in and to such assigned Intellectual Property Rights in the Recipient, its successors and assigns. Notwithstanding, the Parties agree that the Recipient intends to retain all Product Improvements associated with the use of, or symbolized by, such assigned Intellectual Property Rights and, accordingly, any assignment of such rights in such Product Improvements by the Supplier to the Recipient pursuant to this Section 14.01 shall not be treated as a transfer for U.S. federal income tax purposes. In the event and to the extent that transfer of ownership in any Intellectual Property Rights relating to Product Improvements shall not be legally permissible, the Supplier hereby grants and/or irrevocably agrees to grant to the Recipient an unrestricted and unlimited, royalty-free, irrevocable, worldwide, sub-licensable license to use such Intellectual Property Rights. For the use and manufacture of the Products and any deviations and replacements thereto, such license shall be exclusive. In any event, the Supplier irrevocably covenants not to sue the Recipient or its Affiliates for any Intellectual Property Right infringement.
Section 14.01The Recipient hereby grants and/or irrevocably agrees to grant to the Supplier a limited, non-exclusive, royalty-free, non-sublicensable license to use the Intellectual Property Rights of the Recipient solely to the extent required for the Supplier to manufacture and supply the Products and otherwise comply with its obligations under this Agreement.
Section 14.03Subject to Section 14.01 and Section 14.02, neither Party nor any of its Affiliates grants to the other Party or its Affiliates under this Agreement any right or license in any Intellectual Property Right of such Party or its Affiliates.
ARTICLE XV
WARRANTIES
Section 15.01The Supplier hereby represents and warrants that upon Delivery:
(a)the Products are free from Defects; and
(b)the packaging of the Products is as agreed between the Parties, and where the Parties have not made any particular agreement, is of market standard quality, complies with applicable Law and has the proper and full declaration necessary for its intended purpose. For the avoidance of doubt, the representations and warranties in this Section 15.01(b) shall not apply in respect of any non-conformance which according to the reasonable conclusion of the Parties has likely been caused by any repacking of the Products by the Recipient after Delivery.
Section 15.02The warranty period shall, on a Product-by-Product basis, start upon Delivery in accordance with the Delivery Terms and end, by Product, concurrently with the end of the corresponding warranty and indemnities periods stated in the agreements between the Recipient and its end customer as on the Effective Date (and any prolongations of such warranty and indemnity periods agreed between the Recipient and its end customers after the Effective Date to the extent such prolongations have been approved by the Supplier in its reasonable discretion). The Recipient shall provide the Supplier with access to historical product data as reasonably necessary to address warranty claims.
Section 15.03EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, THE SUPPLIER DOES NOT PROVIDE ANY REPRESENTATION OR WARRANTY OF ANY KIND (EXPRESS OR IMPLIED) IN RESPECT OF THE PRODUCTS OR THEIR MANUFACTURE OR DELIVERY, AND ANY OTHER REPRESENTATIONS AND WARRANTIES THAT MAY BE IMPLIED BY STATUTE, PRECEDENTS OR OTHERWISE ARE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY EXCLUDED.

Section 15.04The warranties set out in this Article XV (and all related provisions of this Agreement) shall apply retroactively and mutatis mutandis to any Products manufactured and delivered by the Supplier before the Effective Date (so that the Recipient shall be entitled to assert warranty claims against the Supplier under this Agreement in respect of any Defects or non-compliant packaging of Products delivered before the Effective Date); it being specified that the notification requirements and other processes set out in Article IX shall not apply retroactively, provided that in respect of any Defects discovered before the Effective Date, the Recipient shall inform the Supplier (and follow the other processes set out in Article IX) without undue delay after the Effective Date.
ARTICLE XVI
CONFIDENTIALITY
Section 16.01Each Party (the Receiving Party) undertakes to the other Party (the Disclosing Party) to treat as confidential all Confidential Information of the Disclosing Party.
Section 16.02The Receiving Party may only use the Confidential Information of the Disclosing Party for the purposes of, and in accordance with, this Agreement. The Receiving Party may only provide its employees, directors, sub-contractors, professional advisers and Affiliates (the Permitted Users) with access to such Confidential Information on a strict “need-to-know” basis. The Receiving Party shall ensure that each of its Permitted Users is bound to hold all Confidential Information of the Disclosing Party in confidence to the standard required under this Agreement. Where a Permitted User is not an employee or director of the Receiving Party (and is not under a professional duty to protect confidentiality), the Receiving Party shall ensure that the Permitted User shall, prior to receiving the Confidential Information of the Disclosing Party, enter into a written confidentiality undertaking with the Receiving Party on substantially equivalent terms to this Agreement, a copy of which shall be provided to the Disclosing Party upon request.
Section 16.03This Article XVI shall not apply to any information which:
(a)is in or subsequently enters the public domain other than as a result of a breach of this Article XVI;
(b)has been or is subsequently received by the Receiving Party from a Third Party (other than by a breach of confidentiality obligations by that Third Party) and the Recipient is under no confidentiality obligation in respect of that information other than under this Agreement; or
(c)has been or is subsequently independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or
(d)the Disclosing Party has agreed in writing may be disclosed.
Section 16.04Each Permitted User may disclose Confidential Information of the Disclosing Party where that Permitted User (or, where the Permitted User is an individual, his or her employer) is required to do so by applicable Law or by any competent court or by any competent regulatory authority. In these circumstances the Receiving Party shall, to the extent permitted by applicable Law, give the Disclosing Party prompt advance written notice of the disclosure (where lawful and practical to do so) so that the Disclosing Party has sufficient opportunity (where possible) to prevent or control the manner of disclosure by appropriate legal means.
Section 16.05On termination or expiry of this Agreement, this Article XVI shall remain in full force and effect for three (3) years as from the expiry or the termination of this Agreement and, unless otherwise stated in this Agreement, each Party agrees that it must continue to keep the other Party’s Confidential Information confidential in accordance with this Article XVI.
ARTICLE XVII
TERM AND TERMINATION
Section 17.01This Agreement becomes effective on the Effective Date and shall remain in force until expiration or termination of the last Product Term (the Term).
Section 17.02The Product Term shall, on a Product-by-Product basis, commence on the Effective Date and end on upon the earlier of:
(a)completion of the respective Line Transfers; and
(b)31 December 2024,
subject to any early terminations according to Section 17.03; and provided that in case of any delay of a Line Transfer beyond 31 December 2024 due to events or circumstances outside the reasonable control of the Recipient, the Parties shall in good faith negotiate on whether and on which terms the Product Term may be extended.
Section 17.03The Recipient may terminate a Product Term for convenience at any time by giving the Supplier at least six (6) months’ prior written notice of such termination.
Section 17.04The Supplier may terminate this Agreement prior to the expiration of the Term in whole or with respect to individual Products with immediate effect if the Recipient fails to pay any undisputed amounts due within the time period set forth in Section 11.02 and Recipient fails to cure its failure to pay such undisputed amounts within fifteen (15) days of receipt of notice thereof from Supplier.
Section 17.05Either Party may terminate this Agreement prior to the expiration of the Term in whole or with respect to individual Products with immediate effect upon the occurrence of any of the following events:
(a)if the other Party materially breaches any of its obligations under this Agreement and does not cure such breach within thirty (30) calendar days after receiving written notice thereof from the non-breaching Party; or
(b)if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

Section 17.06Upon expiration or termination of this Agreement, either Party shall promptly:
(a)return to the other Party all equipment, materials and property belonging to the other Party that the other Party had supplied to it or any of its Affiliates in connection with the supply of the Products under this Agreement;
(b)subject to Section 17.07, return to the other Party all documents, records and materials (and any copies) containing the other Party’s Confidential Information;
(c)subject to Section 17.07, expunge the other Party’s data from any IT systems in its possession or control; and
(d)on request, certify in writing to the other Party that it has complied with the requirements of this Section 17.06.
Section 17.07The Party returning, expunging or destroying Confidential Information may retain (i) a copy of such Confidential Information for the purposes of fulfilling, and so long as required by, retention obligations as imposed by any applicable Law or its internal compliance procedures, and (ii) copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures.
Section 17.08Upon expiration or termination of this Agreement, subject to the agreed Bank-Built Plan, the Recipient shall:
(a)take possession of all inventories of finished Products;
(b)purchase and take over any remaining spare parts held by the Supplier in respect of the Dedicated Production Equipment;
(c)purchase and take over any remaining “slow-moving” inventories in accordance with Section 2.05 and as identified on Schedule 5; and
(d)purchase and take over any (other) remaining inventories of work-in-progress Products ordered by the Recipient and of materials (including raw materials) and other supplies procured by the Supplier for the manufacture of Products no earlier than twelve (12) months in advance of the envisaged manufacturing date.
Section 17.09Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination.
Section 17.10Any provisions of this Agreement that by their nature or by explicit agreement shall survive the expiration or termination of this Agreement, shall remain in full force and effect (including Article XIV (Intellectual Property Rights), Article XVI (Confidentiality) (for the period set out in Section 16.05), Section 17.06 (Obligations on termination), Article XXI (Records, Audit) and Article XXII (General).

ARTICLE XVIII
MANUFACTURING TRANSFER
Section 18.01At the end of the Product Term, the Recipient shall dismantle and remove the Dedicated Production Equipment from the Supplier’s facilities (and if needed, restore the Supplier’s facilities to a reasonable standard complying with basic safety requirements) at its own costs. An indicative timeline for such Line Transfers (as per planning on the Effective Date) is attached hereto in Schedule 6.
Section 18.02Upon the Recipient’s request, the Supplier shall support the Recipient in the dismantling and relocation of the Dedicated Production Equipment and any corresponding tech transfer measures (e.g., on the transfer structure or training on site), provided the Parties have agreed in advance the Supplier’s reasonable remuneration for such support.
Section 18.03The Parties have already before the Effective Date agreed on an initial bank-built plan (including the elements set out in Schedule 4) to support the Recipient in the transition which shall be updated from time to time during the Term based on the Parties’ good faith agreement (the Bank-Built Plan); provided that:
(a)the Supplier shall not be obliged to increase the number of shifts or otherwise invest in additional capacity to accommodate the Recipient’s bank-built requests unless otherwise agreed between the Parties in the Bank-Built Plan or set out in Schedule 4; and
(b)the Recipient shall compensate the Supplier for any additional costs for packaging materials incurred in the implementation of the Bank-Built Plan.
Section 18.01The Supplier shall manufacture and Deliver the Products in the quantities as set-out in the Bank-Built Plan. Deliveries shall be made in the quantities, on the dates, and at the times specified in the Bank-Built Plan.
ARTICLE XIX
FORCE MAJEURE
Section 19.01Force Majeure Event means the occurrence of an event or circumstance beyond the reasonable control of a Party; provided that (i) the non-performing Party is without fault in causing or failing to prevent such occurrence; and (ii) such event may not be avoided by the use of reasonable precautions, it being specified that the Force Majeure Events shall include the following events:
(a)flood, drought, earthquake or other natural disaster;
(b)epidemic or pandemic;
(c)terrorist attack, civil war, civil commotion or riots, war (whether declared or undeclared), threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
(d)nuclear, chemical or biological contamination or sonic boom;

(e)any Law or any action taken by a Governmental Authority, including without limitation imposing an export or import restriction, quota or prohibition;
(f)collapse of buildings, fire, explosion or accident; and
(g)interruption or failure of utility service.
Section 19.02If a Party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than a payment obligation) by a Force Majeure Event (the Affected Party), then:
(a)the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that the Affected Party is prevented, hindered or delayed and the Affected Party shall have no liability whatsoever for its failure or delay to perform such obligation;
(b)as soon as reasonably possible after becoming aware of the Force Majeure Event and in any event within five (5) Business Days the Affected Party shall notify the other Party in writing of (i) the Force Majeure Event, (ii) the date on which the Force Majeure Event started, (iii) the extent to which the Force Majeure Event affects its ability to perform its obligations under this Agreement and (iv) the expected duration of the Force Majeure Event;
(c)the Affected Party shall use its commercially reasonable efforts (at its own cost, including for premium freight or overtime) to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and
(d)promptly after the end of the Force Majeure Event, the Affected Party shall notify the other Party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.
Section 19.03Where any Force Majeure Event prevents, hinders or delays the performance of a material obligation under this Agreement and subsists for sixty (60) or more consecutive calendar days, the Party whose performance is not affected may terminate the Service impacted by the Force Majeure Event by giving written notice to the other Party.
ARTICLE XX
SUBCONTRACTING
The Supplier may subcontract the performance of any or all of its obligations hereunder to any of its Affiliates or Third Parties without the Recipient’s consent, provided that the Supplier shall be liable to the Recipient for all acts and omissions of its subcontractors as if they were its own and no delegation or subcontracting of activities hereunder shall relieve the Supplier from its obligations towards the Recipient set forth herein.
ARTICLE XXI
RECORDS, AUDIT
Section 21.01During the Term, and for a period of six (6) years thereafter, the Supplier shall keep (and at the Recipient’s reasonable request, grant the Recipient and its professional advisers access to) complete and accurate records reasonably necessary to verify that (i) the Products have been manufactured in accordance with the requirements set out in this Agreement, and (ii) the Purchase Prices as well as any one-off costs in connection with the implementation of changes according to Section 4.01(b) have been calculated in accordance with this Agreement (the Relevant Records).
Section 21.02Without limitation to Section 21.01, the Supplier shall once per each calendar year 2023, 2024 and 2025 upon at least thirty (30) days’ prior notice allow the Recipient (or its professional advisers) to access the Supplier’s premises during Working Hours for the purposes of auditing whether (i) the Products have been manufactured in accordance with the requirements set out in this Agreement, and (ii) the Purchase Prices as well as any one-off costs in connection with the implementation of changes according to Section 4.01(b) have been calculated in accordance with this Agreement. Any such audit shall be conducted in a manner that does not unreasonably interfere with the operation of the day-to-day business affairs of the Supplier.
Section 21.03In respect of Recipient (and its professional advisers) exercising rights referred to in Section 21.02, the Supplier:
(a)shall provide them with assistance, cooperation and facilities (including office space and photocopying facilities) in order to enable them to exercise such rights; and
(b)shall ensure that they are not prevented or obstructed in exercising such rights.
Section 21.04Except as provided in Section 21.05, each Party shall bear its own costs in relation to the exercise of rights referred to in this Article XXI.
Section 21.05Supplier shall reimburse the Recipient for its reasonable costs and expenses in relation to the exercise of rights referred to in this Article XXI on demand, if such exercise reveals an overcharge of ten percent (10%) or more of the amount invoiced for Products over the invoicing period to which such invoice relates.
Section 21.06If an exercise of rights referred to in Section 21.02 demonstrates that the Supplier has overcharged the Recipient for the supply of the Products, then, within ten (10) Business Days of a request from the Recipient, the Supplier shall pay to the Recipient an amount equal to the amount overcharged (including any Sales Tax (if any)) incurred in respect of that amount overcharged).
ARTICLE XXII
GENERAL
Section 22.01Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind among or between the Parties, each Party being individually responsible only for its obligations as set forth in this Agreement. Supplier shall perform its obligations under this Agreement in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of Recipient. Without limiting the foregoing, Recipient shall not have any power or authority to bind Supplier to any contract, undertaking or other engagement with any Third Party.
Section 22.02Employee Matters.
(a)The Supplier shall be the sole and exclusive employer of the CMA Employees. It is the joint intention and understanding of the Parties that nothing in this Agreement, its expiration or termination, the transfer or operation of the Dedicated Production Equipment at the Production Site, the manufacture and supply of the Products for the Recipient and the relocation of the Dedicated Production Equipment to the Recipient’s own production sites, shall have the effect of transferring the employment relationship of any CMA Employee to the Recipient or any Third Party or creating any right or liability of the CMA Employee against the Recipient or any Third Party. Furthermore, it is not intended that anything in this Agreement shall constitute a delegation of staff or agency work between the Parties.
(b)The Supplier shall bear all costs and expenses or reimburse the Recipient or any Third Party for such costs, if any, concerning the CMA Employees, including any termination fees, severance costs, exit fees, wind down costs, stranded costs, penalties or similar costs concerning the CMA Employees incurred from or associated with (i) this Agreement, (ii) its expiration or termination, (iii) the transfer or operation of the Dedicated Production Equipment at the Production Site, (iv) the manufacture and supply of the Products for the Recipient or (v) the relocation of the Dedicated Production Equipment to the Recipient’s own production sites. The Parties shall use commercially reasonable efforts to mitigate any such costs and expenses.
(c)The Supplier shall be liable and hold the Recipient harmless for all costs and damages relating to any employment and social security related litigation including any complaint, dispute, claim, trial or lawsuit arising from and connected with this Agreement or the services rendered thereunder.
Section 22.03Assignment. Neither Party may assign, delegate or otherwise transfer, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-off or otherwise) any of its rights, interests or obligations hereunder, without the prior written consent of the other Party, except that either Party may assign its rights and obligations under this Agreement, without consent of the other Party, to an Affiliate. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. Any attempted assignment in violation of this Section 22.02 shall be null and void and of no effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.
Section 22.04Expenses.
(a)Except as otherwise provided in this Agreement, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

(b)Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency by wire transfer of immediately available funds.
Section 22.05No Set-off. Neither Party shall be entitled to set off claims it has against the other Party against claims of the other Party arising from this Agreement or to assert a right of retention against claims of the other Party, unless the other Party has acknowledged these claims of the first Party in writing or these have been confirmed by means of a final and binding judgment of a competent court or arbitral tribunal.
Section 22.06Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email transmission (so long as confirmation of transmission is electronically or mechanically generated), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 22.06):
(a)if to Supplier:
[●]
[●]
[●]
Attention: [●]
Email: [●]
with a copy, which shall not constitute notice, to:
[●]
[●]
[●]
Attention: [●]
Email: [●]
(b)if to Recipient:
[●]
[●]
[●]
Attention: [●]
Email: [●]
with a copy, which shall not constitute notice, to:
[●]
[●]
[●]
Attention: [●]
Email: [●]

Section 22.07Amendment; Waiver. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
Section 22.08Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
Section 22.09Separation and Distribution Agreement. Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Separation and Distribution Agreement or constitute a waiver or release by BorgWarner Inc. or PHINIA Inc. of any liabilities, obligations or commitments imposed upon them by the terms of the Separation and Distribution Agreement, including the representations, warranties, covenants, agreements and other provisions of the Separation and Distribution Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Separation and Distribution Agreement, on the other hand, the Separation and Distribution Agreement shall control.
Section 22.10Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Parties with respect to the subject matter hereof.
Section 22.11Governing law; Dispute Resolution; Jurisdiction.
(a)This Agreement and all matters, claims, controversies, disputes, suits, Actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with the Laws of [●] without giving effect to any choice or conflict of law provision or rule that would cause the application of the Law of any jurisdiction other than those of [●].

(b)In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (a Dispute), the Party raising the Dispute shall give written notice (which shall include a detailed description) of the Dispute (the Dispute Notice). Following the service of such Dispute Notice, the Parties shall attempt to resolve the dispute in good faith within thirty (30) Business Days from and including the date of receipt of the Dispute Notice. If the dispute cannot be resolved by the Parties within such thirty (30) Business Day period, the dispute shall be escalated to the executive officers designated by the Parties, who shall then attempt to resolve the Dispute in good faith within further twenty (20) Business Days from the escalation (the period commencing from receipt of the Dispute Notice until the expiration of such escalation, the Negotiation Period). Neither Party shall commence any Action in accordance with Section 22.11(c) until after having attempted to resolve the Dispute pursuant to this Section 22.11(b). However, in the event of any Action in accordance with Section 22.11(c), (i) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (ii) any contractual time period or deadline under this Agreement relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such proceeding has been resolved.
(c)Subject to Section 22.11(b), any Action by a Party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement shall be brought only in the court of [●], and such Party (i) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement, (ii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iii) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 22.06 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(d)WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 22.12Specific Performance. Subject to Section 22.11, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived. For the avoidance of doubt, the rights pursuant to this Section 22.12 shall be pursued in accordance with Section 22.11.
Section 22.13No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
Section 22.14Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 22.11 or Section 22.12 with respect to all matters not subject to such dispute resolution.
Section 22.15Further Obligations. Each of the Parties hereto, upon the request of the other Party hereto, without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section 22.16Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.
[Signature Page follows]

Executed in [●] (place) on [●] (date), by the duly authorized representatives of the Parties.

[RECIPIENT]

By:
Name:
Title

[SUPPLIER]

By:
Name:
Title:
Products
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